Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 14, 2025 relating to the financial statements of Roku, Inc. and the effectiveness of Roku, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Roku, Inc. for the year ended December 31, 2024.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 14, 2025